Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000®
Index and the EURO STOXX 50® Index due December 6, 2021

Final Term Sheet to Pricing Supplement No. 954 dated November 29, 2017

Summary of terms

Issuer	Wells Fargo & Company
Term	Approximately 4 years (unless earlier called)
Market Measures	S&P 500® Index, Russell 2000® Index and EURO STOXX 50® Index (each, an “Index”)
Pricing Date	November 29, 2017
Issue Date	December 4, 2017
Original Offering Price	$1,000 per security (100% of par)
Contingent Coupon Payments	See “How contingent coupon payments are calculated” on page 2
Contingent Coupon Rate	7.65% per annum
Automatic Call	See “How to determine if the securities will be automatically called” on page 2
Calculation Days	Quarterly, on the 1st day of each March, June, September and December, commencing March 2018 and ending September 2021, and the final calculation day
Final Calculation Day	December 1, 2021
Payment at Maturity	See “How the payment at maturity is calculated” on page 2
Stated Maturity Date	December 6, 2021
Lowest Performing Index	See “How the lowest performing Index is determined” on page 2
Starting Level	For the S&P 500 Index, 2626.07; for the Russell 2000 Index, 1542.297; for the EURO STOXX 50 Index, 3589.91 (for each Index, its closing level on the pricing date)
Ending Level	For each Index, its closing level on the final calculation day
Threshold Level	For the S&P 500 Index, 1838.249; for the Russell 2000 Index, 1079.6079; for the EURO STOXX 50 Index, 2512.937 (for each Index, 70% of its starting level)
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 1.50% and WFA will receive a distribution expense fee of 0.075%
CUSIP	95000E4A4

Investment description

•	Linked to the lowest performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index (each referred to as an “Index”, and collectively as the “Indices”)
•	Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you are repaid the original offering price of your securities at stated maturity will depend in each case on the closing level of the lowest performing Index on the relevant calculation day. The lowest performing Index on any calculation day is the Index that has the lowest closing level on that calculation day as a percentage of its starting level
•	Contingent Coupon. The securities will pay a contingent coupon on a quarterly basis until the earlier of stated maturity or automatic call if, and only if, the closing level of the lowest performing Index on the calculation day for that quarter is greater than or equal to its threshold level. However, if the closing level of the lowest performing Index on a calculation day is less than its threshold level, you will not receive any contingent coupon for the relevant quarter. The contingent coupon rate is 7.65% per annum
•	Automatic Call. If the closing level of the lowest performing Index on any of the quarterly calculation days from June 2018 to September 2021, inclusive, is greater than or equal to its starting level, the securities will be automatically called for the original offering price plus a final contingent coupon payment
•	Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the original offering price at stated maturity if, and only if, the closing level of the lowest performing Index on the final calculation day is greater than or equal to its threshold level. If the closing level of the lowest performing Index on the final calculation day is less than its threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities
•	The threshold level of each Index is equal to 70% of its starting level
•	If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the lowest performing Index from its starting level if its closing level on the final calculation day is less than its threshold level, but you will not participate in any appreciation of any Index and will not receive any dividends on securities included in any Index
•	Your return on the securities will depend solely on the performance of the Index that is the lowest performing Index on each calculation day. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably
•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in any Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment
•	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the securities is $958.28 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, market measure supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

How the lowest performing Index is determined

The lowest performing Index on any calculation day is the Index with the lowest performance factor on that calculation day.

The performance factor, with respect to an Index on any calculation day, will be its closing level on such calculation day divided by its starting level (expressed as a percentage).

How contingent coupon payments are calculated

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the lowest performing Index on the related calculation day is greater than or equal to its threshold level.

If the closing level of the lowest performing Index on any calculation day is less than its threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing level of the lowest performing Index is less than its threshold level on all quarterly calculation days, you will not receive any contingent coupon payments over the term of the securities.

Each quarterly contingent coupon payment, if any, will be calculated per security as follows:

$1,000 × contingent coupon rate × (90 / 360)

The contingent coupon rate is 7.65% per annum. Any contingent coupon payments will be rounded to the nearest cent, with one-half cent rounded upward.

How to determine if the securities will be automatically called

If the closing level of the lowest performing Index on any of the quarterly calculation days from June 2018 to September 2021, inclusive, is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security equal to the original offering price per security plus a final contingent coupon payment. The securities will not be subject to automatic call until the second quarterly calculation day, which is approximately six months after the issue date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date.

How the payment at maturity is calculated

If the securities are not automatically called prior to the stated maturity date, you will receive on the stated maturity date a payment per security equal to the redemption amount (in addition to the final contingent coupon payment, if any). The redemption amount per security will be determined as follows:

•	If the ending level of the lowest performing Index on the final calculation day is greater than or equal to its threshold level, the redemption amount at maturity will be equal to $1,000

•	If the ending level of the lowest performing Index on the final calculation day is less than its threshold level, the redemption amount at maturity will be equal to:

$1,000 × performance factor of the lowest performing Index on the final calculation day

If the securities are not automatically called prior to stated maturity and the ending level of the lowest performing Index on the final calculation day is less than its threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if the ending level of that Index is less than its threshold level.

Hypothetical payout profile

The profile to the right illustrates the potential payment at stated maturity on the securities (excluding the final contingent coupon payment, if any) for a range of hypothetical performances of the lowest performing Index on the final calculation day from its starting level to its ending level, assuming the securities have not been automatically called prior to the stated maturity date.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level of the lowest performing Index on the final calculation day and whether you hold your securities to stated maturity. The performance of the better performing Indices is not relevant to your return on the securities.

Hypothetical returns

If the securities are automatically called: If the securities are automatically called prior to stated maturity, you will receive the original offering price of your securities plus a final contingent coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Index on the final calculation day, the hypothetical redemption amount payable at stated maturity per security (excluding the final contingent coupon payment, if any). The performance factor of the lowest performing Index on the final calculation day is its ending level expressed as a percentage of its starting level (i.e. its ending level divided by its starting level).

Hypothetical performance factor of lowest performing Index on final calculation day	Hypothetical payment at stated maturity per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
69.00%	$690.00
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
25.00%	$250.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the redemption amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities. Each security has an original offering price of $1,000.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual ending level of the lowest performing Index on the final calculation day. The performance of the better performing Indices is not relevant to your return on the securities.

S&P 500® Index daily closing levels*

*The graph above sets forth the daily closing levels of the S&P 500 Index for the period from January 1, 2007 to November 29, 2017. The closing level on November 29, 2017 was 2626.07. The historical performance of the S&P 500 Index is not an indication of the future performance of the S&P 500 Index during the term of the securities.

Russell 2000® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Russell 2000 Index for the period from January 1, 2007 to November 29, 2017. The closing level on November 29, 2017 was 1542.297. The historical performance of the Russell 2000 Index is not an indication of the future performance of the Russell 2000 Index during the term of the securities.

EURO STOXX 50® Index daily closing levels*

*The graph above sets forth the daily closing levels of the EURO STOXX 50 Index for the period from January 1, 2007 to November 29, 2017. The closing level on November 29, 2017 was 3589.91. The historical performance of the EURO STOXX 50 Index is not an indication of the future performance of the EURO STOXX 50 Index during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called Prior to Stated Maturity, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Stated Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Contingent Coupon Payment Dates, Or Even Throughout The Entire Four-Year Term Of The Securities.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	Historical Levels Of The Indices Should Not Be Taken As An Indication Of The Future Performance Of The Indices During The Term Of The Securities.
•	Changes That Affect The Indices May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.
•	The Issuer And Its Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.
•	A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The Calculation Agent Is An Affiliate Of The Issuer And May Be Required To Make Discretionary Judgments That Affect The Return You Receive On The Securities.
•	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer And Is Therefore Not An Independent Third-Party Valuation.
•	Research Reports By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Be Inconsistent With An Investment In The Securities And May Adversely Affect The Levels Of The Indices.
•	Business Activities Of Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates With The Companies Whose Securities Are Included In An Index May Adversely Affect The Level Of Such Index.
•	Hedging Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Levels Of The Indices.
•	Trading Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Levels Of The Indices.
•	A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

“Russell 2000®” and “FTSE Russell” are trademarks of the London Stock Exchange Group companies, and have been licensed for use by us. The securities, based on the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by FTSE Russell and FTSE Russell makes no representation regarding the advisability of investing in the securities.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.